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                                                                     Exhibit 3.3

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          PAPERWEIGHT DEVELOPMENT CORP.

     These amended and restated Articles of Incorporation are executed by the undersigned to supersede and replace the heretofore existing Articles of Incorporation of Paperweight Development Corp., a corporation organized under Chapter 180 of the Wisconsin Statutes:

                                    Article I

     The name of the corporation is Paperweight Development Corp.

                                   Article II

     The period of existence of the corporation shall be perpetual.

                                   Article III

     The corporation is authorized to engage in any lawful activity for which corporations may be organized under Chapter 180 of the Wisconsin Statutes and any successor provisions.

                                   Article IV

     The aggregate number of shares which the corporation shall have authority to issue is thirty million (30,000,000) shares, consisting of one class only, designated as "Common Stock," par value of $0.01 per share.

                                    Article V

     No holder of any stock of the corporation shall have any preemptive or subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of this corporation or of any additional stock issued by reason of any increase of authorized capital stock of this corporation or other securities whether or not convertible into stock of this corporation.

                                   Article VI

     The corporation shall be authorized to issue fractional shares of stock.

                                   Article VII

     In the event the corporation makes a valid election pursuant to Section 1362 of the Internal Revenue Code of 1986, or any successor provision thereto, to be treated as an S Corporation, no shareholder of the corporation shall, without the affirmative vote of a majority of the outstanding shares of capital stock of the corporation entitled to vote at a meeting of

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shareholders duly called for such purpose, transfer any shares of stock to any person who, by reason of being a shareholder of the corporation, will cause a termination of the corporation's election to be treated as an S Corporation.

                                  Article VIII

     The address of the registered office of the corporation is 100 West Lawrence Street, Appleton, Wisconsin 54911. The name of its registered agent at such address is Jeffrey D. Riester.

                                   Article IX

     Notwithstanding any other provision of these amended and restated Articles of Incorporation or the corporation's By-Laws, the corporation's By-Laws may be amended, altered or repealed, and new By-Laws may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting.

                                    Article X

     To the fullest extent permitted by the Wisconsin Business Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation, its shareholder or shareholders or any person asserting rights on behalf of the corporation or its shareholder or shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from the breach of, or failure to perform, any duty arising solely from his or her status a director. Any repeal or modification of this
Article XI will not adversely affect any right or protection of a director of the corporation existing immediately prior to such repeal or modification.

                                   Article XI

     These amended and restated Articles of Incorporation supersede and replace the heretofore existing Articles of Incorporation of the corporation.

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     Executed in duplicate this 5/th/ day of September, 2001.


                                     PAPERWEIGHT DEVELOPMENT CORP.



                                     By: /s/ Douglas P. Buth
                                         Douglas P. Buth, President and Chief
                                         Executive Officer



                                     Attest: /s/ Paul J. Karch
                                             Paul J. Karch, Vice President and
                                             Secretary

This instrument was drafted by:

Mark C. Witt
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202-3590

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